EXHIBIT 10.6

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, STONEGATE MORTGAGE CORPORATION, an Ohio corporation (the “Company”) and JAMES J. CUTILLO (“Executive”) are each a party to an employment agreement (the “Employment Agreement”), dated as of March 9, 2012; and

WHEREAS, Executive and the Company wish to amend the Employment Agreement as set forth below.

NOW, THEREFORE, pursuant to Section 14(c) of the Employment Agreement, the parties hereby agree to amend the Employment Agreement as follows:

1. Commencement Date. Section 2 of the Employment Agreement is hereby amended such that the “Commencement Date” shall mean the date of this First Amendment as set forth below (the “Amendment Date”), and all references in the Employment Agreement to the “Commencement Date” shall be deemed to refer to the Amendment Date, mutatis mutandis.

2. Position and Duties. Section 3 of the Employment Agreement is hereby amended to replace the first sentence thereof in its entirety with the following sentence: “While employed by the Company, Executive shall serve as the Company’s Chief Executive Officer (“CEO”), the Company shall nominate Executive to serve as a member of the Company’s Board of Directors (and shall continue to nominate Executive for such service during the Term) and Executive will continue to serve on the Company’s Board of Directors during the Term for as long as he is elected by the Company’s stockholders.”

3. Base Salary. Section 4 is hereby amended such that, effective as of the Amendment Date, Executive’s annual rate of Base Salary shall be $400,000.

4. Designated Payment. A new Section 8(i) is hereby added to the Employment Agreement, effective as of the Amendment Date:

“Upon the earlier to occur of (i) a Designated Sale prior to an IPO or (ii) the termination of Executive’s employment with the Company for any reason prior to an IPO (a “Designated Termination”), the Company will pay to Executive an additional cash payment (the “Designated Payment”) equal to (1) (A) $2,250,000, if the Designated Share Price is at least $17.50 and less than $22.50, (B) $1,500,000, if the Designated Share Price is (x) at least $15.00 and less than $17.50 or (y) at least $22.50 and less than $25.00 and (C) $1,000,000, if the Designated Share Price is (x) at least $12.50 and less than $15.00 or (y) at least $25.00 and less than $27.50, multiplied by (2) the Vested Amount (as defined below). The Designated Payment will be subject to the vesting schedule below and will be paid to Executive in a lump sum in cash or shares of Company Common Stock (in the Company’s sole discretion) on the first regular payroll date following the Designated Sale or Designated Termination (subject to any delay of payment to the extent required by Section 409A of the Code). “Designated Sale” means the first occurring (a) transaction in which the Company consolidates with, or merges with another company after which less than 50% of the total voting power of the surviving corporation is represented by shares that were Shares of the Company’s Common Stock prior to the merger or (b) single sale (or series of related sales) of 80% or more of the outstanding Shares of Company Common Stock, provided, that in each case, the consideration received by the Company’s shareholders consists solely of cash or readily marketable and tradeable securities, but excluding, in any case, any consolidation or merger with, or any sale to, Long Ridge Capital or any affiliate of Long Ridge Capital, which Long Ridge Capital owns (either directly or indirectly) a majority of the voting power of such affiliate or controls (either directly or indirectly) such affiliate. “IPO” means the offering for consideration of $50 million or more pursuant to which any class of the Company’s common equity securities first becomes readily tradeable on an established securities market, “Designated Share Price” means (i) in connection with a Designated Sale, the net per share fair market value of cash, marketable and readily tradeable securities and other property received by the Company’s shareholders in connection with the consummation of a Designated Sale (determined by the Board in good faith), or (ii), in connection with a termination of Executive’s employment with the Company for any reason, the Market Value (as defined in Section 13(c)) as of the end of the business day on the date Executive’s employment with the Company is terminated, “Vested Amount” means (i) 100%, if Executive remains continuously employed with the Company through the first to occur of a Change in Control and January 1, 2017, (ii) 75%, if Executive remains continuously employed with the Company though January 1, 2016, (iii) 50%, if Executive remains continuously employed with the Company through January 1, 2015 and (iv) 25%, if Executive remains continuously employed with the Company through January 1, 2014; provided, however, that if Executive’s employment is terminated without Cause or if Executive has a Good Reason Resignation, the “Vested Amount” will be the amount that Executive would have received had Executive remained continuously employed until the January 1 next following such termination date, so, by way of example, if Executive’s employment is terminated without Cause on March 1, 2014, Executive’s Vested Amount will be 50%; and “Change in Control” means (1) the acquisition in a transaction or series of related transactions by any one person (or more than one person acting as a group) of more than 25% of the total voting power of the Corporation’s common stock or (2) a merger, after which less than 50% of the total voting power of the surviving corporation is represented by shares that were Shares of the Corporation’s Common Stock prior to the merger, but excluding, in each case, any acquisition by, or merger with, Long Ridge Capital or any affiliate of Long Ridge Capital, which Long Ridge Capital owns (either directly or indirectly) a majority of the voting power of such affiliate or controls (either directly or indirectly) such affiliate. In addition, the $12.50, $15.00, $17.50, $22.50, $25.00 and $27.50 amounts will be adjusted pursuant to Section 3(c) of the Omnibus Plan on account of stock splits and other corporate transactions as determined by the Board in good faith; provided, however, that such amounts give effect to the adjustment to reflect the stock dividend in connection with the Private Offering (defined below) expected to be consummated on or before May 31, 2013, and if such Private Offering is not consummated on or before May 31, 2013, this Section 8(i) will terminate and be void ab initio. For the avoidance of doubt, subject to the provisions of this paragraph, Executive’s entitlement to the Designated Payment shall terminate after the first to occur after the Amendment Date of (1) an IPO, (2) a Designated Sale and (3) a Designated Termination.”

5. Resignation by Executive. Section 8(b) is hereby amended by adding the following to the end of the definition of Good Reason Event: “ and (v) Executive no longer serving on the Company’s Board of Directors”

6. Special Cash Bonus. A new Section 8(j) is hereby added to the Employment Agreement, effective as of the Amendment Date:

“Executive is eligible to receive (1) a special, one-time bonus equal to $250,000, contingent upon the completion of a private offering of the Company’s common stock generating gross proceeds of $50 million or more (the “Private Offering”) and (2) a special, one-time bonus equal to $250,000, contingent upon the completion of the IPO (each a “Special Cash Bonus”). Any Special Cash Bonus to which Executive becomes entitled will be paid to Executive, subject to Executive’s continued employment with the Company through the completion date of the Private Offering and the IPO, respectively, in a cash lump sum on the first regular payroll date following the respective completion date.”

7. Put Rights; Redemption Rights. Section 13 is hereby amended such that, notwithstanding anything in this Agreement to the contrary, (1) Section 13(a) shall not apply on or after the later of (x) the date of an initial public offering pursuant to which the Company’s Shares become publicly traded on an established securities exchange and (y) the expiration of any market-standoff or lock-up period imposed on Executive in connection with such initial public offering, and (2) Section 13(b) shall not apply on or after the date that any Shares become publicly traded on an established securities exchange.

8. Market Value. Section 13(c) of the Employment Agreement is hereby amended to add the following proviso to the end of the second sentence thereof: “provided, however, that on or after the date that any Shares become publicly traded on an established securities exchange, “Market Value” shall mean the closing price for the Common Stock on the applicable date as reported on an established securities exchange.”

9. Indemnification. New Section 14(o) shall be added to the Employment Agreement, effective as the Amendment Date:

“Executive shall be entitled to indemnification and advancement to the fullest extent permitted or authorized by any policies or governing documents of the Company or, if greater, by applicable law.”

10. Additional Rights. The rights and privileges granted Executive herein shall be in addition to all other rights and privileges granted to Executive in the Employment Agreement, dated as of March 9, 2012.

11. No Other Modification. Other than as set forth in the preceding paragraphs 1 to 10, the remainder of the Employment Agreement shall remain unmodified in any manner. Capitalized terms not otherwise defined above shall have the meaning ascribed to them by the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of May 14th, 2013.

“Company”
STONEGATE MORTGAGE CORPORATION

By:	/s/ Barbara Cutillo

Name: Barbara Cutillo
Title: Chief Administrative Officer

“Executive”

/s/ James J. Cutillo

Name: James J. Cutillo